HealthEquity Reports Fiscal Year and Fourth Quarter Ended January 31, 2025 Financial Results
Highlights of the fiscal year include:
•Revenue of $1.20 billion, an increase of 20% compared to $999.6 million in FY24.
•Net income of $96.7 million, an increase of 74% compared to $55.7 million in FY24, with non-GAAP net income of $277.3 million, an increase of 42% compared to $195.5 million in FY24.
•Net income per diluted share of $1.09, an increase of 70% compared to $0.64 in FY24, with non-GAAP net income per diluted share of $3.12, an increase of 39% compared to $2.25 in FY24.
•Adjusted EBITDA of $471.8 million, an increase of 28% compared to $369.2 million in FY24.
•9.9 million HSAs, an increase of 14% compared to FY24.
•Total HSA Assets of $32.1 billion, an increase of 27% compared to FY24.
•17.0 million Total Accounts, including both HSAs and complementary CDBs, an increase of 9% compared to FY24.
•The Company completed its acquisition of the BenefitWallet HSA portfolio.
•The Company repurchased 1.4 million shares of its common stock for $122.2 million.
Highlights of the fourth quarter include:
•Revenue of $311.8 million, an increase of 19% compared to $262.4 million in Q4 FY24.
•Net income of $26.4 million, the same as in Q4 FY24, with non-GAAP net income of $61.3 million, compared to $55.0 million in Q4 FY24.
•Net income per diluted share of $0.30, the same as in Q4 FY24, with non-GAAP net income per diluted share of $0.69, compared to $0.63 in Q4 FY24.
•Adjusted EBITDA of $107.8 million, an increase of 9% compared to $98.8 million in Q4 FY24.

Draper, Utah – March 18, 2025 – HealthEquity, Inc. (NASDAQ: HQY) ("HealthEquity" or the "Company"), the nation's largest health savings account ("HSA") custodian, today announced financial results for its fourth quarter and fiscal year ended January 31, 2025.
“Team Purple finished fiscal ‘25 in strong fashion, with record revenues and major strides in advancing our strategic initiatives, allowing us to provide our outlook for an even stronger fiscal ‘26,” said Scott Cutler, President and Chief Executive Officer of HealthEquity. “With a focus on Member First Secure Mobile Experiences, we are executing against our 3Ds strategy to Deepen partnerships, Deliver remarkable experiences, and Drive member outcomes for our Clients, Network Partners, and members. We added a record one million new HSAs from sales this year and helped our nearly 10 million HSA members grow their HSA balances to over $32 billion.”
Fiscal year financial results
Revenue for the fiscal year ended January 31, 2025 was $1.20 billion, an increase of 20% compared to $999.6 million for the fiscal year ended January 31, 2024. Revenue this year included: service revenue of $478.3 million, custodial revenue of $545.4 million, and interchange revenue of $176.0 million.
HealthEquity reported net income of $96.7 million, or $1.09 per diluted share, and non-GAAP net income of $277.3 million, or $3.12 per diluted share, for the fiscal year ended January 31, 2025. The Company reported net income of $55.7 million, or $0.64 per diluted share, and non-GAAP net income of $195.5 million, or $2.25 per diluted share, for the fiscal year ended January 31, 2024.
Adjusted EBITDA was $471.8 million for the fiscal year ended January 31, 2025, an increase of 28% compared to $369.2 million for the fiscal year ended January 31, 2024. Adjusted EBITDA was 39% of revenue, compared to 37% for the fiscal year ended January 31, 2024.
As of January 31, 2025, HealthEquity had $295.9 million of cash and cash equivalents and $1.06 billion of outstanding debt, net of issuance costs. This compares to $404.0 million in cash and cash equivalents and $875.0 million of outstanding debt as of January 31, 2024.
Fourth quarter financial results
Revenue for the fourth quarter ended January 31, 2025 was $311.8 million, an increase of 19% compared to $262.4 million for the fourth quarter ended January 31, 2024. Revenue this quarter included: service revenue of $124.2 million, custodial revenue of $144.1 million, and interchange revenue of $43.5 million.

HealthEquity reported net income of $26.4 million, or $0.30 per diluted share, and non-GAAP net income of $61.3 million, or $0.69 per diluted share, for the fourth quarter ended January 31, 2025. The Company reported net income of $26.4 million, or $0.30 per diluted share, and non-GAAP net income of $55.0 million, or $0.63 per diluted share, for the fourth quarter ended January 31, 2024.
Adjusted EBITDA was $107.8 million for the fourth quarter ended January 31, 2025, an increase of 9% compared to $98.8 million for the fourth quarter ended January 31, 2024. Adjusted EBITDA was 35% of revenue, compared to 38% for the fourth quarter ended January 31, 2024.
Account and asset metrics
HSAs as of January 31, 2025 were 9.9 million, an increase of 14% year over year, including 753,000 HSAs with investments, an increase of 23% year over year. Total Accounts as of January 31, 2025 were 17.0 million, including 7.1 million other consumer-directed benefits ("CDBs").
Total HSA Assets as of January 31, 2025 were $32.1 billion, an increase of 27% year over year. Total HSA Assets included $17.4 billion of HSA cash and $14.7 billion of HSA investments. Client-held funds, which are deposits held on behalf of our Clients to facilitate administration of our CDBs, and from which we generate custodial revenue, were $0.9 billion as of January 31, 2025.
BenefitWallet HSA portfolio acquisition
In the first half of fiscal 2025, we acquired the BenefitWallet HSA portfolio, comprised of approximately 616,000 HSAs plus other accounts and $2.7 billion of HSA Assets, from Conduent Business Services, LLC for a purchase price of $425.0 million. We paid the purchase price using $225.0 million of borrowings under our revolving credit facility, with the remainder paid using cash on hand.
Stock repurchase program
The Company repurchased 1.4 million shares of its common stock for $122.2 million during the fiscal year ended January 31, 2025. As of January 31, 2025, $177.8 million of common stock remained authorized for repurchase under the Company's stock repurchase program.
Business outlook
For the fiscal year ending January 31, 2026, management expects revenues of $1.280 billion to $1.305 billion. Its outlook for net income is between $164 million and $179 million, resulting in net income of $1.85 to $2.01 per diluted share. Its outlook for non-GAAP net income, calculated using the method described below, is between $318 million and $333 million, resulting in non-GAAP net income per diluted share of $3.57 to $3.74 (based on an estimated 89 million weighted-average shares outstanding). Management expects Adjusted EBITDA of $525 million to $545 million.
See “Non-GAAP financial information” below for definitions of our Adjusted EBITDA and non-GAAP net income. A reconciliation of the non-GAAP financial measures used throughout this release to the most comparable GAAP financial measures is included with the financial tables at the end of this release.
Conference call
HealthEquity management will host a conference call at 4:30 pm (Eastern Time) on Tuesday, March 18, 2025 to discuss the fiscal 2025 fourth quarter and year-end results. The conference call will be accessible by dialing 1-844-481-2556, or 1-412-317-0560 for international callers, and referencing conference ID "HealthEquity." A live audio webcast of the call will be available on the investor relations section of our website at http://ir.healthequity.com.
Non-GAAP financial information
To supplement our financial information presented on a GAAP basis, we disclose non-GAAP financial measures, including Adjusted EBITDA, non-GAAP net income, and non-GAAP net income per diluted share.
•Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, amortization of incremental costs to obtain a contract, costs associated with unused office space, and certain other non-operating items.
•Non-GAAP net income is calculated by adding back to GAAP net income before income taxes the following items: amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, costs associated with unused office space, and losses on extinguishment of debt, and subtracting a non-GAAP tax provision using a normalized non-GAAP tax rate.
•Non-GAAP net income per diluted share is calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding.
Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. We believe that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company's financial condition and results of operations. The Company cautions investors that non-GAAP financial information, by its nature, departs from GAAP; accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the results of other companies. In addition, while amortization of acquired intangible assets is being excluded from non-GAAP net income, the revenue generated from those acquired intangible assets is not excluded. Whenever we use these non-GAAP financial measures, we provide a reconciliation of the applicable non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed in the tables below.
About HealthEquity
HealthEquity and its subsidiaries administer HSAs and other consumer-directed benefits for more than 17 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our vision of saving and improving the lives of healthcare consumers. For more information, visit www.healthequity.com.
Forward-looking statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our industry, business strategy, plans, goals and expectations concerning our markets and market position, product expansion, future operations, expenses and other results of operations, revenue, margins, profitability, acquisition synergies, future efficiencies, tax rates, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “aims,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.
Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to be correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, risks related to the following:
•our ability to adequately place and safeguard our custodial assets, or the failure of any of our depository or insurance company partners;
•our ability to compete effectively in a rapidly evolving healthcare and benefits administration industry;
•our dependence on the continued availability and benefits of tax-advantaged HSAs and other CDBs;
•risks relating to our recent CEO transition;
•the impact of increased fraudulent account activity involving our member accounts or our third-party service providers on our reputation and financial results;
•our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets;
•the significant competition we face and may face in the future, including from those with greater resources than us;
•our reliance on the availability and performance of our technology and communications systems;
•recent and potential future cybersecurity breaches of our technology and communications systems and other data interruptions, including resulting costs and liabilities, reputational damage and loss of business;
•the current uncertain healthcare environment, including changes in healthcare programs and expenditures and related regulations;

•potential regulatory changes and changes in the enforcement environment under the new U.S. administration;
•our ability to comply with current and future privacy, healthcare, tax, ERISA, investment adviser and other laws applicable to our business;
•our reliance on partners and third-party vendors for distribution and important services;
•our ability to develop and implement updated features for our technology platforms and communications systems; and
•our reliance on our management team and key team members.
For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended January 31, 2025. Past performance is not necessarily indicative of future results. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact
Richard Putnam
801-727-1000
rputnam@healthequity.com

HealthEquity, Inc. and subsidiaries
Consolidated balance sheets (unaudited)

(in thousands, except par value)	January 31, 2025	January 31, 2024
Assets
Current assets
Cash and cash equivalents	$295,948	$403,979
Accounts receivable, net of allowance for doubtful accounts of $2,070 and $3,947 as of January 31, 2025 and 2024, respectively	118,006	104,893
Other current assets	63,795	48,564
Total current assets	477,749	557,436
Property and equipment, net	3,239	6,013
Operating lease right-of-use assets	43,185	48,380
Intangible assets, net	1,204,658	835,948
Goodwill	1,648,145	1,648,145
Other assets	71,574	67,868
Total assets	$3,448,550	$3,163,790
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$14,361	$12,041
Accrued compensation	69,330	49,608
Accrued liabilities	62,631	46,038
Operating lease liabilities	10,001	9,404
Total current liabilities	156,323	117,091
Long-term liabilities
Long-term debt, net of issuance costs	1,056,301	874,972
Operating lease liabilities, non-current	42,219	48,766
Other long-term liabilities	22,962	19,270
Deferred tax liability	55,834	68,670
Total long-term liabilities	1,177,316	1,011,678
Total liabilities	1,333,639	1,128,769
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value, 100,000 shares authorized, no shares issued and outstanding as of January 31, 2025 and 2024	—	—
Common stock, $0.0001 par value, 900,000 shares authorized, 86,536 and 86,127 shares issued and outstanding as of January 31, 2025 and 2024, respectively	9	9
Additional paid-in capital	1,905,628	1,829,384
Accumulated earnings	209,274	205,628
Total stockholders’ equity	2,114,911	2,035,021
Total liabilities and stockholders’ equity	$3,448,550	$3,163,790

HealthEquity, Inc. and subsidiaries
Consolidated statements of operations and comprehensive income (unaudited)

	Three months ended January 31,		Year ended January 31,
(in thousands, except per share data)	2025	2024	2025	2024
Revenue
Service revenue	$124,209	$118,575	$478,317	$455,690
Custodial revenue	144,133	105,433	545,414	386,594
Interchange revenue	43,475	38,379	176,043	157,303
Total revenue	311,817	262,387	1,199,774	999,587
Cost of revenue
Service costs	105,466	83,859	351,588	317,357
Custodial costs	10,269	8,398	39,675	32,502
Interchange costs	7,039	6,810	31,252	27,091
Total cost of revenue	122,774	99,067	422,515	376,950
Gross profit	189,043	163,320	777,259	622,637
Operating expenses
Sales and marketing	23,084	20,559	90,739	79,273
Technology and development	64,654	55,238	239,513	218,811
General and administrative	29,975	23,140	132,260	103,656
Amortization of acquired intangible assets	27,002	23,218	111,878	92,763
Merger integration	2,178	2,278	40,535	10,435
Total operating expenses	146,893	124,433	614,925	504,938
Income from operations	42,150	38,887	162,334	117,699
Other expense
Interest expense	(15,257)	(13,641)	(60,634)	(55,455)
Other income, net	3,068	4,471	14,334	12,796
Total other expense	(12,189)	(9,170)	(46,300)	(42,659)
Income before income taxes	29,961	29,717	116,034	75,040
Income tax provision	3,596	3,353	19,331	19,328
Net income and comprehensive income	$26,365	$26,364	$96,703	$55,712
Net income per share:
Basic	$0.30	$0.31	$1.11	$0.65
Diluted	$0.30	$0.30	$1.09	$0.64
Weighted-average number of shares used in computing net income per share:
Basic	86,677	85,975	86,870	85,564
Diluted	88,614	87,435	88,828	86,957

HealthEquity, Inc. and subsidiaries
Consolidated statements of cash flows (unaudited)

	Year ended January 31,
(in thousands)	2025	2024
Cash flows from operating activities:
Net income	$96,703	$55,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	162,451	153,078
Stock-based compensation	96,425	77,151
Amortization of debt issuance costs	2,067	2,852
Loss on extinguishment of debt	1,576	1,157
Deferred taxes	(12,836)	(13,995)
Changes in operating assets and liabilities:
Accounts receivable	(13,113)	(8,058)
Other assets	(11,790)	(32,790)
Operating lease right-of-use assets	6,664	10,190
Accrued compensation	17,758	2,951
Accounts payable, accrued liabilities, and other current liabilities	8,888	(204)
Operating lease liabilities, non-current	(7,779)	(11,780)
Other long-term liabilities	(7,158)	6,562
Net cash provided by operating activities	339,856	242,826
Cash flows from investing activities:
Purchases of software and capitalized software development costs	(51,129)	(41,123)
Acquisitions of HSA portfolios	(452,241)	(3,257)
Purchases of property and equipment	(2,084)	(1,694)
Net cash used in investing activities	(505,454)	(46,074)
Cash flows from financing activities:
Principal payments on long-term debt	(561,875)	(54,375)
Proceeds from long-term debt	736,875	—
Payment of debt issuance costs	(3,748)	—
Repurchases of common stock	(121,493)	—
Settlement of client-held funds obligation, net	(1,620)	865
Proceeds from exercise of common stock options	9,428	6,471
Net cash provided by (used in) financing activities	57,567	(47,039)
Increase (decrease) in cash and cash equivalents	(108,031)	149,713
Beginning cash and cash equivalents	403,979	254,266
Ending cash and cash equivalents	$295,948	$403,979

HealthEquity, Inc. and subsidiaries
Consolidated statements of cash flows (unaudited) (continued)

	Year ended January 31,
(in thousands)	2025	2024
Supplemental cash flow data:
Interest expense paid in cash	$58,587	$49,560
Income tax payments, net	26,069	35,352
Supplemental disclosures of non-cash investing and financing activities:
Non-cash purchase consideration related to acquisitions of HSA portfolios	20,325	—
Purchases of software and capitalized software development costs included in accounts payable, accrued liabilities, or accrued compensation	5,971	3,145
Repurchases of common stock included in accrued liabilities	754	—
Purchases of property and equipment included in accounts payable or accrued liabilities	45	263
Exercise of common stock options receivable	10	429
Stock-based compensation expense (unaudited)
Total stock-based compensation expense included in the consolidated statements of operations and comprehensive income is as follows:

	Three months ended January 31,		Year ended January 31,
(in thousands)	2025	2024	2025	2024
Cost of revenue	$3,745	$4,120	$14,955	$16,462
Sales and marketing	3,750	3,419	15,623	13,182
Technology and development	6,255	5,793	25,002	20,891
General and administrative	7,958	3,880	40,845	26,616
Total stock-based compensation expense	$21,708	$17,212	$96,425	$77,151
Total Accounts (unaudited)

(in thousands, except percentages)	January 31, 2025	January 31, 2024	% Change
HSAs	9,889	8,692	14%
New HSAs from sales - Quarter-to-date	471	497	(5)%
New HSAs from sales - Year-to-date	1,040	949	10%
New HSAs from acquisitions - Year-to-date	616	—	*
HSAs with investments	753	610	23%
CDBs	7,144	7,006	2%
Total Accounts	17,033	15,698	9%
Average Total Accounts - Quarter-to-date	16,677	15,318	9%
Average Total Accounts - Year-to-date	16,302	15,105	8%
*Not meaningful
HSA assets (unaudited)

(in millions, except percentages)	January 31, 2025	January 31, 2024	% Change
HSA cash	$17,435	$15,006	16%
HSA investments	14,676	10,208	44%
Total HSA Assets	32,111	25,214	27%
Average daily HSA cash - Quarter-to-date	16,634	14,210	17%
Average daily HSA cash - Year-to-date	16,206	14,071	15%

The following table summarizes the amount of HSA cash held by our Depository Partners and insurance company partners that is expected to reprice by fiscal year and the respective average annualized yield currently earned on that HSA cash as of January 31, 2025:

Year ending January 31, (in billions, except percentages)	HSA cash expected to reprice	Average annualized yield
2026	$2.3	2.5%
2027	4.1	1.9%
2028	2.1	4.0%
2029	1.5	3.6%
Thereafter	6.6	4.4%
Total (1)	$16.6	3.4%
(1)Excludes $0.8 billion of HSA cash held in floating-rate contracts as of January 31, 2025.
Client-held funds (unaudited)

(in millions, except percentages)	January 31, 2025	January 31, 2024	% Change
Client-held funds	$896	$842	6%
Average daily Client-held funds - Quarter-to-date	798	791	1%
Average daily Client-held funds - Year-to-date	817	845	(3)%
Net income reconciliation to Adjusted EBITDA (unaudited)

	Three months ended January 31,		Year ended January 31,
(in thousands)	2025	2024	2025	2024
Net income	$26,365	$26,364	$96,703	$55,712
Interest income	(3,033)	(4,343)	(13,914)	(12,138)
Interest expense	15,257	13,641	60,634	55,455
Income tax provision	3,596	3,353	19,331	19,328
Depreciation and amortization	12,180	14,693	50,573	60,315
Amortization of acquired intangible assets	27,002	23,218	111,878	92,763
Stock-based compensation expense	21,708	17,212	96,425	77,151
Merger integration expenses	2,178	2,278	40,535	10,435
Amortization of incremental costs to obtain a contract	1,730	1,402	6,745	5,435
Costs associated with unused office space	836	927	3,244	4,179
Other	(35)	84	(403)	538
Adjusted EBITDA	$107,784	$98,829	$471,751	$369,173

Reconciliation of net income outlook to Adjusted EBITDA outlook (unaudited)

Outlook for the year ending
(in millions)	January 31, 2026
Net income	$164 - 179
Interest income	(9)
Interest expense	53
Income tax provision	55 - 60
Depreciation and amortization	49
Amortization of acquired intangible assets	108
Stock-based compensation expense	85
Merger integration expenses	9
Amortization of incremental costs to obtain a contract	8
Costs associated with unused office space	3
Adjusted EBITDA	$525 - 545

Reconciliation of net income to non-GAAP net income (unaudited)

	Three months ended January 31,		Year ended January 31,
(in thousands, except per share data)	2025	2024	2025	2024
Net income	$26,365	$26,364	$96,703	$55,712
Income tax provision	3,596	3,353	19,331	19,328
Income before income taxes - GAAP	29,961	29,717	116,034	75,040
Non-GAAP adjustments:
Amortization of acquired intangible assets	27,002	23,218	111,878	92,763
Stock-based compensation expense	21,708	17,212	96,425	77,151
Merger integration expenses	2,178	2,278	40,535	10,435
Costs associated with unused office space	836	927	3,244	4,179
Loss on extinguishment of debt	—	—	1,576	1,157
Total adjustments to income before income taxes - GAAP	51,724	43,635	253,658	185,685
Income before income taxes - Non-GAAP	81,685	73,352	369,692	260,725
Income tax provision - Non-GAAP (1)	20,421	18,337	92,423	65,180
Non-GAAP net income	61,264	55,015	277,269	195,545

Diluted weighted-average shares	88,614	87,435	88,828	86,957
GAAP net income per diluted share	$0.30	$0.30	$1.09	$0.64
Non-GAAP net income per diluted share	$0.69	$0.63	$3.12	$2.25
(1)The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each period presented was 25%. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occurring that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.

Reconciliation of net income outlook to non-GAAP net income outlook (unaudited)

Outlook for the year ending
(in millions, except per share data)	January 31, 2026
Net income	$164 - 179
Income tax provision	55 - 60
Income before income taxes - GAAP	219 - 239
Non-GAAP adjustments:
Amortization of acquired intangible assets	108
Stock-based compensation expense	85
Merger integration expenses	9
Costs associated with unused office space	3
Total adjustments to income before income taxes - GAAP	205
Income before income taxes - Non-GAAP	424 - 444
Income tax provision - Non-GAAP (1)	106 - 111
Non-GAAP net income	$318 - 333

Diluted weighted-average shares	89
GAAP net income per diluted share (2)	$1.85 - 2.01
Non-GAAP net income per diluted share (2)	$3.57 - 3.74
(1)The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each period presented was 25%. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occurring that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.
(2)GAAP and Non-GAAP net income per diluted share may not calculate due to rounding.

Certain terms

Term	Definition
HSA	A financial account through which consumers spend and save long-term for healthcare on a tax-advantaged basis.
CDB	Consumer-directed benefits offered by employers, including flexible spending and health reimbursement arrangements (“FSAs” and “HRAs”), Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, commuter and other benefits.
HSA member	Consumers with HSAs that we serve.
Total HSA Assets
HSA members’ custodial cash assets held by our federally insured depository partners and our insurance company partners. Total HSA Assets also includes HSA members' investments held by our custodial investment fund partner.

Client	Our employer clients.
Total Accounts	The sum of HSAs and CDBs on our platforms.
Client-held funds	Deposits held on behalf of our Clients to facilitate administration of our CDBs.
Network Partner	Our health plan partners, benefits administrators, and retirement plan recordkeepers.
Adjusted EBITDA
Earnings before interest, taxes, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, amortization of incremental costs to obtain a contract, costs associated with unused office space, and certain other non-operating items.

Non-GAAP net income
Calculated by adding back to GAAP net income before income taxes the following items: amortization of acquired intangible assets, stock-based compensation expense, merger integration expenses, acquisition costs, gains and losses on equity securities, costs associated with unused office space, and losses on extinguishment of debt, and subtracting a non-GAAP tax provision using a normalized non-GAAP tax rate.

Non-GAAP net income per diluted share	Calculated by dividing non-GAAP net income by diluted weighted-average shares outstanding.